Exhibit 3 – Voting Agreement
VOTING AGREEMENT
This VOTING AGREEMENT (this "Agreement"), dated as of August 11, 2016, is by and among Blackford Dental Management Holdings, LLC, a Delaware limited liability company (and together with its affiliates, "Blackford") and the persons  executing this agreement at "Stockholders" on the signature page hereto (each, a "Stockholder" and collectively, the "Stockholders").
WHEREAS, Blackford has expressed an interest in acquiring Birner Dental Management Services, Inc., a Colorado corporation (the "Company") through a merger or other transaction with a per share price of between $23 and $25.30 (the "Transaction");
WHEREAS, as of the date hereof, each Stockholder beneficially owns the number of Common Shares of the Company set forth opposite the name of such Stockholder on Schedule A hereto (together with any Common Shares and any other voting securities of the Company that such Stockholders acquire beneficial ownership of after the date hereof, the "Owned Shares");
WHEREAS, as an inducement to entering into discussions with the Company regarding a Transaction, the Stockholders agree to enter into this Agreement; and
WHEREAS, the Stockholders and Blackford desire to set forth their agreement with respect to the voting of the Owned Shares upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:
1.            Voting; Etc.
(a)      Agreement to Vote.  Each Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 6:
(i)    At any meeting of the stockholders of the Company called for purposes that include approval of the Transaction, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Transaction, each Stockholder, as applicable, shall (x) appear at such meeting or otherwise cause its Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote or cause to be voted (including by written consent, if applicable) the number of Owned Shares, to the extent such Owned Shares are entitled to be voted (A) in favor of the Transaction and the approval of the terms thereof and each of the other actions contemplated by the Transaction and this Agreement and (B) in favor of the approval of any other matter that is required by applicable Law or a Governmental Entity to be approved by the stockholders of the Company to consummate the Transaction, (c) shall vote the Owned Shares against approval of any proposal made in opposition to, or in competition with, consummation of the Transaction  with any third party, as long as such proposal, whether to acquire the Company through any type of transaction, including any merger, consolidation, business combination, sale of assets, or reorganization of the Company, is at a per share price lower or equal to the per share price than the then existing per share price agreed by Blackford as part of the Transaction and (d) subject to the conditions set forth in (c) immediately above, shall vote the Owned Shares against (i) any merger, consolidation, business combination, sale of assets, or reorganization of the Company, or (ii) any other action, any of which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall any Stockholder be required to take any of the actions set forth in this Paragraph 1(a)(i) in the event that at any time during pendency of the Transaction there shall be an alternative proposal to the Transaction (including any merger, consolidation, business combination, sale of assets, a reorganization of the Company as well as any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any sale, lease, or transfer of any significant part of the assets of the Company) that is a per share price of at least greater than the then existing per share price in the Transaction unless such third-party offer is matched in all substantive respects by Blackford within five business days after Stockholder provides notice of such offer to Blackford.
(b)   Transfer Restrictions.  Each Stockholder agrees not to directly or indirectly (i) sell, transfer, grant, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Owned Shares other than pursuant to the terms hereof, (ii) enter into any voting arrangement or understanding with respect to the Owned Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (iii) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling such Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void.  For the avoidance of doubt, (i) nothing herein shall be construed to prohibit the exercise by Stockholder of any options to acquire any Common Shares and (ii) any shares of Common Shares obtained by the Stockholder upon such exercise shall be included in the Owned Shares.

(c)   Recommendation Change.  Each Stockholder acknowledges and agrees that, except as set forth above, during the term of this Agreement, the obligations of each Stockholder specified in this Section 1 shall not be effected by any withdrawal, qualification or modification of the recommendation by the Company or its board of directors relating to the Transaction.
2.           Representations and Warranties of the Stockholder.  Each Stockholder hereby represents and warrants to Blackford as of the date hereof as to itself as follows:
(a)   Authorization; Validity of Agreement; Necessary Action.  Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.
(b)   No Violations; Consents and Approvals.
(i)   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable laws, neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any governmental regulation or any order, injunction, writ or decree to which such Stockholder, or any of such Stockholder's assets, may be subject, or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clause (A), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of such Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Blackford from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.
(ii)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (A) for the pre-merger notification requirements of applicable laws, and (B) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of such Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Blackford from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.
(c)   Shares.  The Owned Shares are owned beneficially by such Stockholder (individually or, if applicable, jointly with such Stockholder's spouse).  Except as set forth on Schedule A, such Stockholder does not own, of record or beneficially (individually or, if applicable, jointly with such Stockholder's spouse), any warrants, options or other rights to acquire any other voting securities of the Company.  Such Stockholder (individually or, if applicable, jointly with such Stockholder's spouse) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, as the case may be, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder (individually or, if applicable, jointly with such Stockholder's spouse) has good and valid title to the Owned Shares and at all times during the term hereof, free and clear of all liens, claims, security interests or other charges or encumbrances.
(d)   No Broker's Fees.  No broker, finder, investment banker or other Person is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.
(e)   Reliance.  Such Stockholder acknowledges and agrees that Blackford is entering into discussions with the Company regarding a Transaction in reliance upon such Stockholder's execution and delivery of this Agreement.
3.           Representations and Warranties of Blackford and Merger Sub.  Blackford hereby represents and warrants to each Stockholder as of the date hereof as follows:
(a)   Organization.  Blackford is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
(b)   Corporate Authorization; Validity of Agreement; Necessary Action.  Blackford has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Blackford of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary company action and no other company proceedings on the part of Blackford is necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Blackford, and constitutes the legal, valid and binding obligation of Blackford, enforceable against it in accordance with its terms.

(c)   No Violations; Consents and Approvals.
(i)   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable laws, neither the execution, delivery or performance of this Agreement by Blackford nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any provision of the charter, by-laws or other organizational document of Blackford, or (B) any resolution adopted by the board of Blackford; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Governmental Regulation or any order, injunction, writ or decree to which Blackford, or any of the respective assets owned or used by each of them, may be subject, or (iii) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of Blackford from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Blackford from exercising their respective rights under this Agreement in any material respect.
(ii)   The execution and delivery of this Agreement by Blackford does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (i) for a pre-merger notification requirements of applicable laws, and (ii) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of Blackford from consummating the Transaction.
4.    Further Agreement of the Stockholders.  Each Stockholder hereby authorizes and requests the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Owned Shares (and that this Agreement places limits on the voting of the Owned Shares).  Each Stockholder agrees with, and covenants to, Blackford that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.  In the event of a stock dividend or distribution, or any change in any of the Owned Shares by reason of any stock dividend or distribution, or any change in any of the Owned Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Owned Shares" shall be deemed to refer to and include the Owned Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Owned Shares may be changed or exchanged.
5.    Further Assurances.  From time to time prior to the closing of the Transaction, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party hereto shall cooperate with the other parties hereto in preparing and filing any notifications required under any applicable antitrust laws in connection with the transactions contemplated hereby.
6.    Termination.  The obligations of the parties under this Agreement shall terminate upon the later of (a) the consummation of the Transaction, (b) twelve (12) months from the date hereof or (c) upon written notification by Blackford to the Stockholder that it has decided not to pursue further the Transaction.  Nothing in this Section 6 shall relieve any party of liability for failure to perform its covenants under this Agreement.
7.    Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.
8.    Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.
9.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):
(i)         if to Blackford, to:
Blackford Dental Management Holdings, LLC
101 North Pointe Boulevard, Suite 202
Lancaster, PA 17601
Attention: Alex Giannini

with a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, Ohio 44114
Attention: Robert Marchant

(ii)         if to a Stockholder, to the address(es) set forth on Schedule A hereto.
10.    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."
11.    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
12.    Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
13.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
14.    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of law thereof.
15.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Blackford may assign, in Blackford's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Blackford; provided, however, that no such assignment shall relieve Blackford from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.
16.    Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.
(a)    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Courts of the City and County of Denver or the United States District Court sitting in the State of Colorado, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
(c)    The parties acknowledge and agree that Blackford, and the Stockholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Blackford, or the Stockholders may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
IN WITNESS WHEREOF, Blackford and the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

[EXECUTED IN COUNTERPARTS.]

/s/ Mark A. Birner
Mark A. Birner, DDS

/s/ Lee Schlessman
Lee Schlessman

/s/ Elizabeth Genty

BLACKFORD DENTAL MANAGEMENT HOLDINGS, LLC
By:   /s/ Alex Giannini
 Name: Alex A. Giannini, DDS
 Title:  CEO

Schedule A [Schessman]

Number of Owned Shares: 104,026 Common Shares
Description of any warrants, options or other rights to purchase voting securities of the Company:
______________________________________________________________________________
Address(es) for notices and other communications pursuant to Section 9 of the Agreement
5350 S. Roslyn Street
Suite 400
Greenwood Village, CO 80111
Attention: Greg Fulton
Telephone:
 Facsimile:
with a copy to:
________________________________
________________________________
________________________________
Attention:
Telephone:
 Facsimile:

Schedule A [Birner]

Number of Owned Shares: 388,956 Common Shares
Description of any warrants, options or other rights to purchase voting securities of the Company:
______________________________________________________________________________
Address(es) for notices and other communications pursuant to Section 9 of the Agreement
2325 E. 7th Avenue Parkway
Denver, Colorado 80206

Attention:
Telephone: 303-929-4027
 Facsimile:
with a copy to:
________________________________
________________________________
________________________________
Attention:
Telephone:
 Facsimile:

Schedule A [Genty]

Number of Owned Shares: 86,041 Common Shares
Description of any warrants, options or other rights to purchase voting securities of the Company:
______________________________________________________________________________
Address(es) for notices and other communications pursuant to Section 9 of the Agreement
PO Box 9061
Pueblo, Colorado 81008
Attention: Greg Fulton
Telephone: 303-204-0564
 Facsimile:
with a copy to:
________________________________
________________________________
________________________________
Attention:
Telephone:
 Facsimile: